Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY

FILED WITH THE COMMISSION.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is entered into as of June 30, 2006, by and between DC Chemical Co., Ltd., a corporation organized under the laws of Korea, having its registered office at Oriental Chemical Building, 50, Sogong-Dong, Jung-Gu, Seoul, 100-718, Korea (“DCC”), and SunPower Philippines Manufacturing, Ltd., a company organized under the laws of the Philippines, having its registered office at #100 East Main Street, Special Export Processing Zone, Laguna Techno Park, Binan Laguna, Philippines (“SunPower”). DCC and SunPower may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITAL

WHEREAS, DCC desires to establish the Facility by December 31, 2007;

WHEREAS, SunPower desires to secure a long-term supply of the Product (as defined below) and to that end, SunPower agrees to pay DCC Advance Payment (as defined below) for the Product to be supplied by DCC which is scheduled to commence upon completion of the Facility which is expected on or about December 31, 2007; and

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

“Accepted Order” has the meaning ascribed to it in Section 3.2.2.

“Advance Payment” has the meaning ascribed to it in Section 4.1.1.

“Agreed Quantity” has the meaning ascribed to it in Section 3.1.

“Agreement” has the meaning ascribed to it in the preamble.

“Annual Credit Ceiling” has the meaning ascribed to it in Section 4.1.2.

“Business Day” means any weekday Monday through Friday, excluding Korean, Philippine or United States federal holidays.

“Indemnitees” has the meaning ascribed to it in Section 9.7.

“Confidential Information” has the meaning ascribed to it in Section 8.1.

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“Delivery” has the meaning ascribed to it in Section 5.1.

“Effective Date” means the date on which the *** Supply Agreement becomes effective.

“Facility” has the meaning ascribed to it in Section 2.1.

“Failure” means DCC’s failure, other than as a result of a force majeure (as described in Section 11.1) or unless otherwise expressly approved in writing by SunPower, to achieve Success at the end of the Test Period End.

“*** Supply Agreement” means the Supply Agreement by and between DCC and *** for the sale and purchase of 22 reactors that produce PV Grade Polysilicon.

“Indemnitees” has the meaning ascribed to it in Section 9.7.

“Indemnitor” has the meaning ascribed to it in Section 9.7.

“Initial Term” has the meaning ascribed to it in Section 10.1.

“Monthly Base” has the meaning ascribed to it in Section 3.2.1.

“Order” has the meaning ascribed to it in Section 3.2.2.

“Party” and/or “Parties” has the meaning ascribed to it in the preamble.

“Penalty Interest” has the meaning ascribed to it in Section 9.5.2.

“Price Change” has the meaning ascribed to it in Section 4.2.1.

“Prime Rate” means the prime rate as quoted in The Wall Street Journal on the date the Advance Payment is made by SunPower, which rate shall be subject to ongoing adjustment based on the prime rate quoted in The Wall Street Journal on the first Business Day of every calendar month thereafter.

“Product” means polycrystalline silicon to be manufactured by DCC at the Facility.

“Renewal Term” has the meaning ascribed to it in Section 10.1.

“Representatives” has the meaning ascribed to it in Section 8.2.

“Rolling Forecast” has the meaning ascribed to it in Section 3.2.1.

“Security Document” has the meaning ascribed to it in Section 4.1.3.

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“Specifications” means the physical, technical and functional requirements, as each of such requirements are set forth on Schedule 1 hereto.

“Success” means the Facility has manufactured the Product meeting the Specifications by the Test Period End.

“Successful Run” has the meaning ascribed to it in Section 4.1.3.

“Surplus” has the meaning ascribed to it in Section 3.3.

“Surplus Threshold” has the meaning ascribed to it in Section 3.3.

“Test Period End” means the earlier of (a) qualification and acknowledgement by SunPower that the Product has satisfied the Specification; or (b) end of the Performance Test as defined in the *** Supply Agreement

ARTICLE 2

CONSTRUCTION OF POLYCRYSTALLINE SILICON FACILITY

2.1	Facility Construction. Subject to receipt of the Advance Payment in full by DCC pursuant to Section 4.1, DCC shall exert its commercially reasonable efforts to complete the construction of a factory housing a facility containing at least twenty (20) reactors that manufactures the Product that meets the Specifications to be located at Goonsan, Korea (the “Facility”) by a date agreed by the Parties.

2.2	Participation and Reporting. DCC shall work with SunPower to determine the scope of the construction project and develop a mutually agreeable budget for the construction of the Facility. DCC shall provide SunPower with a monthly progress report on the project status. SunPower will work closely with DCC to achieve the earliest date of completion of the Facility. In the event the project falls behind schedule or is over-budget, DCC shall provide an explanation of the causes of same and include a plan to remedy the situation.

ARTICLE 3

SUPPLY OF PRODUCT

3.1	Quantity and Price of Product. Subject to Sections 3.3 and 4.2, DCC hereby agrees to sell and deliver to SunPower, and SunPower hereby agrees to purchase and receive from DCC, the Product under the following terms and conditions:

Calendar Year	Product Type	“Agreed Quantity”	Price
2008	Chunk	***% of the volume of the Product manufactured by DCC in calendar year 2008	US$ ***/kg

2009	Chunk	Lower of (a) *** metric tons; or (b) ***% of the volume of the Product manufactured by DCC in calendar year 2009	US$ ***/kg

2010	Chunk	Lower of (a) *** metric tons; or (b) ***% of the volume of the Product manufactured by DCC in calendar year 2010	US$ ***/kg; provided, however, that upon the Facility achieving capacity of *** metric tons per annum, the price shall be reduced by US$***/kg

2011	Chunk	Lower of (a) *** metric tons; or (b) ***% of the volume of the Product manufactured by DCC in calendar year 2011	US$ ***/kg; provided, however, that upon the Facility achieving capacity of *** metric tons per annum, the price shall be reduced by US$***/kg

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The foregoing prices have been based on the premise that price for metallurgical silicon is US$***per metric ton (delivered price) and electricity is US$***/MWH (based on US$1 = *** Won). If these price basis change from the date hereof and triggers Price Change as described in Section 4.2.1 in 2008, the parties shall adjust the 2008 price set forth above applying the formula set forth in Section 4.2.1.

3.2	Annual Forecast; Purchase Order; Surplus; Disposition.

3.2.1	Annual Forecast. Commencing from the month on which Success is achieved, SunPower shall deliver to DCC SunPower’s requirement of the Product for that calendar year, broken down in equal monthly basis (the “Monthly Base”). Thereafter, by January 15th of each calendar year, SunPower shall deliver the annual requirement of the Product (up to the Agreed Quantity) to DCC, broken down in the Monthly Base.

3.2.2	Purchase Order. From time to time, SunPower shall issue a purchase order to DCC in written or electronic form (each, an “Order”). Each Order shall reference this Agreement and specify (i) a purchase order number for tracking, (ii) the quantity of Product desired (such quantity shall be an integer multiple of twenty-five (25) metric tons and shall take into account and closely track the quantity in the Monthly Base), (iii) the scheduled delivery date with the first requested date of Delivery not less than the minimum lead time of ninety (90) days, (iv) the shipping carrier, and (v) the shipping destination for such Order. All sale and purchase of the Product pursuant to this Agreement shall be governed exclusively by the terms and conditions of this Agreement.

Any Order issued by SunPower or acknowledgment thereof issued by DCC shall have no force or effect, except as to the extent such correspondence relates to information required to be specified in an Order under the first sentence of this Section 3.2.2 or to the extent any additional term or term hereof to be modified is conspicuously noted on the face of the Order in writing and has been acknowledged by the Parties.

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Upon receipt of an Order issued by SunPower, DCC shall send a notice of its acceptance or acceptance with modification of such Order within seven (7) days thereof. Any Order accepted without modification by DCC or accepted by DCC with modifications as mutually agreed between DCC and SunPower shall be deemed an “Accepted Order”. Thereafter, if there is any variation to the quantity of the Order to be delivered by DCC, then such variance in quantity shall be discussed between DCC and SunPower and DCC and SunPower shall find an amicable solution to such variance, including rolling over the deficient quantity of the Product to subsequent Order(s) which deficient quantity shall be delivered within sixty (60) days of the original date of Delivery. In no event shall such variance between Accepted Order and actual Product Delivery be deemed to be material default under this Agreement.

SunPower shall exert its best efforts to purchase, and DCC shall exert its best efforts to deliver, the Product on Monthly Base.

3.3	Surplus Product. During the calendar years between 2009 to 2011, if DCC manufactures in three (3) consecutive months *** metric tons of the Product per month (the “Surplus Threshold”), then the Parties shall deem that the Facility will have the an annual capacity to manufacture *** metric tons of the Product. Once the Surplus Threshold has occurred, then SunPower shall have the right to purchase the Product that exceeds *** metric tons in such three month period (the “Surplus”) in the immediately proceeding month at ***. DCC shall provide SunPower with written notice of any Surplus, and SunPower shall have five (5) days from the receipt of such notice to notify DCC in writing whether or not it will purchase the Surplus. If SunPower elects to purchase such Surplus in accordance with this Section 3.3, it shall include such Surplus in the Orders issued immediately after making such election.

3.4	Disposition of Product Sold. DCC acknowledges and agrees that SunPower shall own all Product purchased by SunPower hereunder and shall have the right to distribute, resell and otherwise dispose of the Product in any manner whatsoever at SunPower’s sole discretion; provided, however, that in the event SunPower were to distribute or resell the Product, it shall consult with DCC in order for SunPower to not compete with DCC in supplying the Product to third party buyers.

ARTICLE 4

PAYMENTS AND PRICING

4.1	Advance Payment and Deduction.

4.1.1	Payment. SunPower shall remit, as advance payment (the “Advance Payment”) for the Product, US$*** to DCC’s designated bank account as follows:

Date	Amount
July 15, 2006	US$***
October 1, 2006	US$***
January 2, 2007	US$***
April 1, 2007	US$***
July 1, 2007	US$***
Total	US$***

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Unless otherwise agreed by the Parties herein, the Parties agree that no interest will be charged on the Advance Payment. SunPower shall make payment of the Advance Payment per above schedule. Notwithstanding the foregoing, SunPower shall not be obligated to remit the first installment of the Advance Payment unless and until DCC has executed the *** Supply Agreement and SunPower’s obligation to remit each subsequent Advance Payment installment shall be conditioned upon such order remaining in effect (until delivery of the reactors).

4.1.2	Deduction. The Parties agree that the Advance Payment shall be credited against the Product Deliveries as follows (the “Annual Credit Ceiling”):

Calendar Year	Annual Credit Ceiling
2008	US$***
2009	US$***
Total	US$***

If the Annual Credit Ceiling is not deducted in full in any calendar year, DCC shall repay the remaining balance of the Annual Credit Ceiling for that calendar year with the Penalty Interest as set forth in Section 9.5.2; provided, however, that for calendar year 2008, any balance remaining for the Annual Credit Ceiling shall be rolled-over to calendar year 2009.

4.1.3	Security. Concurrently with the receipt of the first installment of the Advance Payment in accordance with Section 4.1.1, to secure such amount and DCC’s obligation to deliver the Product under this Agreement, DCC shall provide SunPower with an advance payment bond in form and substance as set forth in Exhibit A of this Agreement (the “Security Document”). Thereafter, within three (3) days of receiving subsequent installments of the Advance Payment in accordance with Section 4.1.1, DCC shall provide an additional Security Document reflecting such increased amount of Advance Payment. On the start of each calendar quarter, the amount of the Security Document shall be decreased to reflect the balance of the Advance Payment on such date; provided, however that the Security Document shall expire altogether upon the Successful Run. For the purpose of this Section 4.1.3, “Successful Run” shall mean the production of three (3) consecutive months *** metric tons of the Product per month at the Facility from the date on which twenty (20) reactors are installed therein.

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4.2	Pricing.

4.2.1	Price Adjustment: The purchase price for the Product for each calendar year is set forth in Section 3.1. Such purchase price shall be firm; provided, however, that every January 1st and July 1st during the term of this Agreement, commencing from calendar year 2008, the Parties shall adjust the purchase price in Section 3.1 if (a) the cost of electricity or metallurgical silicon has changed by *** (***%) or more when compared to the previous six (6) months’ monthly average cost of electricity or metallurgical silicon or (b) the aggregate cost of electricity and metallurgical silicon has increased by *** (***%) or more when compared to the previous six (6) months’ monthly average aggregate cost (each, a “Price Change”).

In determining the Price Change, following formula shall be used:

Price Change for metallurgical silicon = [(1.12 Metallurgical Silicon Ton) / (Polysilicon Ton)] x [Price Change / Metallurgical Silicon Ton]

Price Change for electricity = [(100 kwh) / (Polysilicon kg)] x [Price Change / kwh]

The Price Change shall be cumulative and shall be added/subtracted from the corresponding calendar year purchase price as set forth in Section 3.1.

For clarification purposes, (a) if the Price Change for metallurgical silicon has increased by *** (***%) during the second half of 2008 (and such increase resulted in an increase of US$*** for the second half of the calendar year 2008, using the above-mentioned formula), then the aggregate of US$*** will be added onto the purchase price for the calendar year in 2009 as set forth in Section 3.1, resulting in US$***/kg for the Product; (b) thereafter, in 2009, if the Price Change for electricity resulted in a decrease of *** (***%) during the second half of 2009 (and such decrease resulted in decrease of US$*** in second half of 2009, using the above-mentioned formula), then the aggregate price of US$*** will be deducted onto the purchase price for the calendar year 2010 as set forth in Section 3.1, resulting in US$***/kg for the Product; and (c) if the Price Change for metallurgical silicon has increased by *** (***%) during the first half of 2010 and price of electricity has increased by *** (***%) and the aggregate cost has increased by *** (***%) (and such increase resulted in increase of US$*** for the first half of the calendar year 2010, using the above-mentioned formula), then the aggregate of US$*** will be added onto the purchase price for the second half of the calendar year in 2010 as set forth in Section 3.1, resulting in US$***/kg for the Product.

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ARTICLE 5

DELIVERY AND SHIPPING

5.1	Delivery. The transfer of possession to SunPower or SunPower’s forwarder Ex Works the Facility (Incoterms 2000) shall constitute “Delivery” for purposes of this Agreement. All risk of loss to the Product supplied under this Agreement shall transfer to SunPower upon completion of Delivery.

ARTICLE 6

INVOICE; PAYMENTS

6.1	Invoices. Contemporaneously with each Delivery under this Agreement, DCC shall issue an invoice to SunPower for the Accepted Order that was the subject of the Delivery. Each such invoice shall contain the following information specific to the Delivery: (i) an invoice number for tracking purposes; (ii) the applicable Order number provided by SunPower; (iii) the quantity of each Product shipped; (iv) the date of shipping; (v) the shipping destination; (vi) the applicable pricing pursuant to Section 3.1 and Article 4 above; (vii) the P.O. line item as identified on the applicable purchase order; and (viii) the “DCC Supplier Identification Number” as provided by SunPower. Invoices may be sent by any normally reliable means, including electronically, facsimile, hand delivery or other methods.

6.2	Payments. Subject to Section 6.3 below, SunPower shall pay all amounts due under any invoice submitted by DCC under Section 6.1 above in United States dollars within thirty (30) days of receipt of each Invoice. Payments made to DCC shall be made by wire transfer to an account specified by DCC. Late payment interest of 1.0% per month (12% per annum) may be assessed on payment past due from the payment due date to the date payment is received.

6.3	Advance Payment Set Off. Unless otherwise notified by SunPower in writing, each invoiced Delivery pursuant to Section 6.1 above shall be paid by debiting the amount of such invoice from the amount of the Advance Payment until such time as the aggregate amount of the Advance Payment has been expended, subject to the Annual Credit Ceiling.

6.4	Taxes. DCC shall be responsible for all sales, use, excise, value-added or other taxes, tariffs, duties or assessments, including interest and penalties, levied or imposed at any time by any governmental authority arising from or relating to the supply of Product pursuant to this Agreement.

SunPower shall be responsible for all sales, use, excise, value-added or other taxes, tariffs, duties or assessments, including interest and penalties, levied or imposed at any time by any governmental authority arising from or relating to purchase, any use of the Product after Delivery pursuant to this Agreement.

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ARTICLE 7

QUALITY

7.1	Specifications. All of the Product to be supplied by DCC shall meet the Specifications as identified in Schedule 1.

7.2	Inspection of Product; Testing. An inspection of each shipment of Product shall be made by SunPower in accordance with sound business practice at the Facility through its agent upon Delivery of the same. The final inspection of the Product shall be performed by SunPower at its manufacturing facility within fifteen (15) days of receipt of the same. In the event that any Product is found to be damaged or defective (i.e., fails to meet the Specification), SunPower shall notify DCC in writing within seven (7) days of such finding and DCC shall remedy such damage or defect as set forth in Section 9.5. DCC reserves the right to review the SunPower’s claim of defective/damaged Product.

7.3	Quality Control Inspection. DCC shall permit, to the extent commercially reasonable and so long as production or operation of the Facility is not hindered, SunPower (or an independent quality control auditor reasonably acceptable to DCC) to inspect the Facility from time to time on at least five (5) Business Days’ notice to DCC, for the sole purpose of determining whether the Product meets the Specifications. All inspections conducted by SunPower under this Section 7.3 will be coordinated with DCC.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1	Confidential Information. The terms and conditions of this Agreement and any information provided by one Party to the other Party which has been indicated as confidential shall be deemed confidential information (the “Confidential Information”).

8.2	Restrictions On Use and Disclosure. Once any Confidential Information is provided by a Party to the other Party, the receiving Party shall, and shall cause its respective directors, officers, principals, members, employees, consultants, contractors, agents and representatives (collectively, “Representatives”) (i) not to deliver, divulge, disclose or communicate, or permit to be delivered, divulged, disclosed or communicated, to any third party, other than its permitted contractors under this Agreement, in any manner, directly or indirectly, any Confidential Information of the disclosing Party, (ii) to disclose or give access to, or permit to be disclosed or given access to, any such Confidential Information, only to those of its Representatives that have a need to know such Confidential Information, (iii) to ensure that such Representatives are bound in writing to confidentiality obligations applicable to the Confidential Information on terms no less strict than those set forth in this Article 8, and (iv) to take all other necessary or advisable actions to preserve the confidentiality and security of the Confidential Information of the disclosing Party. For avoidance of any doubt, the Parties may disclose any Confidential Information, including this Agreement, to the credit rating agencies to the extent deemed necessary and requested by such agencies, subject to the restrictions and covenants stated in (iii) and (iv) of this Section 8.2.

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8.3	Exclusions. The foregoing restrictions contained in Section 8.2 shall not apply to Confidential Information of the disclosing Party that (i) is or becomes generally known to the public through no fault of the receiving Party including without limitation any acts or omissions of the receiving Party in violation of this Agreement, (ii) is disclosed to the receiving Party without obligation of confidentiality by a third person who has a right to make such disclosure and the receiving Party is able to document the independent source, or (iii) was in the possession of the receiving Party at or prior to the time of receipt from the disclosing Party, as evidenced by contemporaneous, corroborated written records, without being subject to another confidentiality agreement.

8.4	Compelled Disclosure. If a receiving Party or its Representatives is requested or required to disclose any Confidential Information of the disclosing Party otherwise than in accordance with this Agreement by government authority or pursuant to any applicable laws, regulations, or judicial orders, including without limitation any disclosures in connection with filings with the U.S. Securities and Exchange Commission, NASDAQ, the Financial Supervisory Services of Korea or otherwise, such receiving Party shall provide the disclosing Party with prompt prior written notice of such request or requirement prior to disclosing the Confidential Information.

8.5	Press Releases. Except as permitted under this Article 8, neither Party shall issue any press release or make any public announcement which includes or otherwise uses the name of the other Party, or relates to this Agreement or to the performance hereunder in any public statement or document, without the prior review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Any such review shall be completed as soon as practicable, but in any event within five (5) Business Days of receipt of the proposed statement or document. Notwithstanding the foregoing, the Parties shall endeavor in good faith to agree upon and issue a joint press release announcing the relationship between the parties promptly after the Effective Date.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER; REMEDIES

9.1	Intellectual Property. To the actual knowledge of DCC, DCC represents and warrants that the manufacture and use of the Product as supplied hereunder do not infringe upon or misappropriate the intellectual property rights (including trade secrets and know-how) of any third party.

9.2	Product Warranties. DCC represents and warrants that all Product supplied by DCC under this Agreement shall be (i) free from liens and defects in title that prevent their distribution to SunPower, (ii) manufactured in accordance with, and upon Delivery meet, the Specifications, and (iii) free from any defects in materials and workmanship.

9.3	Licensing Requirements. DCC represents and warrants that it shall obtain and maintain in effect all required governmental permits, licenses, orders, applications and approvals necessary for the operation of the Facility and the manufacture of the Products and that

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all Products Delivered to SunPower hereunder shall have been manufactured in accordance with all such permits, licenses, orders, applications and approvals. DCC’s failure to comply with this Section 9.3 shall not be deemed a force majeure event under Section 11.1.

9.4	Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 9, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

9.5	Remedies.

9.5.1	Damaged or Defective Product. In the event of damaged or defective Product, upon notice by SunPower to DCC pursuant to Section 7.2 above, DCC shall replace such Product and deliver the same quantity of replacement Product free of damage or defect to SunPower within thirty (30) Business Days of notice of damage or defect by SunPower under Section 7.2 above, at DCC’s sole cost and expense (including shipping).

9.5.2	Failure. DCC agrees to repay to SunPower, within thirty (30) Business Days of the date on which Failure is declared in writing by either Party, at DCC’s option: (a) fifty percent (50%) of the Advance Payment plus an interest on such amount calculated at the Prime Rate plus two percent (+2%) per annum accrued from the date of each installment payment of the Advance Payment in accordance with Section 4.1.1 to the date of repayment by DCC (the “Penalty Interest”); and the balance of fifty percent (50%) of the Advance Payment plus Penalty Interest shall be paid on the first anniversary of the first fifty percent (50%) payment with the Advance Payment; OR (b) one hundred percent (100%) of the Advance Payment with Penalty Interest.

9.5.3	Variance between the Accepted Order and Actual Delivery. As stated in Section 3.2.2, any shortage between the Accepted Delivery and actual Product Delivery shall be made up by DCC in subsequent Order(s).

9.5.4	Replacement Cost. In the event that DCC intentionally breaches its obligation to provide the Agreed Quantity despite the fact that DCC had produced in excess of the Agreed Quantity for the relevant calendar year and SunPower had not breached any of its obligations under this Agreement, then and only then shall DCC be liable to SunPower for all costs associated with sourcing and purchasing the Product from a third party that would have been delivered hereunder but for DCC’s intentional breach, including the difference between the price paid to such third party for such Product and the applicable Product contract price hereunder. The remedy set forth in this Section 9.5.4 shall be exclusive remedy of SunPower for DCC’s intentional breach as described herein, other than SunPower’s right to terminate this Agreement pursuant to Section 10.2.2 hereof.

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9.5.5	Failure to Purchase by SunPower. If SunPower fails to purchase the Agreed Quantity as set forth in Section 3.1 for any given calendar year for any reason whatsoever, without prejudice to DCC’s right to terminate this Agreement pursuant to Section 10.2.2 hereof, DCC shall be entitled to liquidated damages equivalent to the price of the Agreed Quantity that SunPower has failed to purchase in the applicable calendar year and if remaining, such liquidated damages shall be set off against the Advance Payment.

9.6	Limitation of Liability. EXCEPT WITH RESPECT TO THE REMEDIES SET FORTH IN SECTION 9.5 ABOVE AND EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9.7 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER ARISING OUT OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE RESULTING FROM OR RELATED TO THIS AGREEMENT (WHETHER OR NOT A PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF ANY SUCH DAMAGES).

9.7	Indemnity. Each Party (the “Indemnitor”) shall indemnify, defend and hold the other Party and its officers, directors, employees, consultants, agents and other representatives (the “Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of third party claims or lawsuits (a “Claim”) related to or arising out of the Indemnitor’s breach of any of its covenants, representations or warranties set forth in this Agreement. Upon the assertion of any such claim or suit, the Indemnitees shall promptly notify the Indemnitor and the Indemnitor shall appoint counsel reasonably acceptable to the affected Indemnitees to represent such Indemnitees with respect to any claim or suit for which indemnification is sought. The Indemnitees may select their own respective counsel, at the Indemnitor’s cost, upon notice to the Indemnitor; provided, that they shall not settle any claim or suit hereunder without the prior written consent of the Indemnitor.

ARTICLE 10

TERM AND TERMINATION

10.1	Term. This Agreement shall commence upon the Effective Date and shall remain in full force for four (4) years from the date of first Delivery, unless earlier terminated pursuant to Section 10.2 below. The period of time from the Effective Date until the expiration shall be the “Initial Term”. The Initial Term, upon expiration, shall automatically be renewed for an additional three (3) year period (the “Renewal Term”), subject to the Parties’ agreement on new quantity which will be *** (***) metric tons of Product per annum (unless DCC decides to increase the quantity), price and other material terms and conditions of the Agreement. The Parties shall commence good faith negotiations of the new terms and conditions for the Renewal Term and shall attempt to agree on the terms and conditions of the Renewal Term at least twelve (12) months prior to the expiration of the Initial Term.

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10.2	Termination.

10.2.1	Mutual Agreement. This Agreement may be terminated at any time upon mutual agreement of the Parties.

10.2.2	Termination For Breach. The failure by a Party to comply with any of the obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is material and not cured within thirty (30) days after the receipt of such notice, or diligent steps are not taken to cure such default if by its nature such default could not be cured within thirty (30) days, the other Party shall be entitled to immediately terminate this Agreement.

10.2.3	Bankruptcy/Insolvency. If a Party (or its creditors or any other eligible party) files for its liquidation, bankruptcy, reorganization, composition, dissolution or other similar proceedings or arrangement, or if such Party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they became due (except debts contested in good faith), or if the creditors of the such Party have taken over its management, or if the relevant financial institutions have suspended clearing house privileges with regard to such Party, then the other Party shall be entitled to immediately terminate this Agreement.

10.3	Effect of Termination. Accepted Orders and the Parties’ respective obligations with respect thereto shall survive termination of this Agreement. The expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other conferred on it by this Agreement. In addition, the provisions of Article 8 and Sections 9.5, 9.6, 9.7, 11.3, 11.5 and 11.13 shall survive expiration or termination of this Agreement for any reason for as long as necessary to permit their full discharge. Additionally, if this Agreement is terminated as a result of DCC’s breach of this Agreement, any remaining balance of the Advance Payment and all interest accrued thereon shall be due and payable as of the termination date in accordance with the mechanism described in Section 9.5.2, except such payment shall in all cases be made in single payment.

ARTICLE 11

MISCELLANEOUS

11.1	Force Majeure. Neither Party shall be responsible for suspension of its performance under this Agreement if such suspension is caused by a shortage of raw materials, fire, flood, strikes, riots, terrorism, acts of war, acts of God, or compliance with applicable laws, rules or regulations of any governmental authority or by compliance with any order or decisions of any court, board or other governmental authority or by any cause beyond the reasonable control of such Party; provided, however, that this Section 11.1 shall not relieve a Party of its obligation to pay for any Product or other payment required by this Agreement.

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11.2	Independent Contractors. The Parties hereto are independent contractors. Neither Party to this Agreement nor any of its employees, customers or agents, shall be deemed to be the representative, agent or employee of the other Party for any purpose whatsoever, nor shall any of them have the right or authority to assume or create an obligation of any kind or nature, express or implied, on behalf of the other, nor to accept service of any legal claims or notices addressed to or intended for the other.

11.3	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing, shall be deemed to have been duly given when received and may be sent by personal delivery, facsimile (to the respective facsimile number set forth below or last given by each Party to the other) or sent by express courier (prepaid and addressed to the respective addresses set forth below or last given by each Party to the other). The Parties’ respective initial addresses for purposes of receiving notices pursuant to this Agreement shall be as follows:

If to DCC:	If to SunPower:

D C Chemical Co., Ltd. Oriental Chemical Building 50, Sogong-Dong, Jung-Gu Seoul, 100-718 Korea	SunPower Corporation 3939 No. First Street San Jose, California 95134 USA

Attn: Su Taik Baik Fax: +82-2-777-9097	Attn: Jon Whiteman Fax: +1-408-240-5502

11.4	Amendment; No Waiver. This Agreement cannot be amended, changed, modified or supplemented orally, and no amendment, change, modification or supplement of this Agreement shall be recognized nor have any effect, unless the writing in which it is set forth is signed by both Parties, nor shall any waiver of any of the provisions of this Agreement be effective unless in writing and signed by the Party to be charged therewith. The failure of either Party to enforce, at any time, or for any period of time, any provision hereof or the failure of either Party to exercise any option herein shall not be construed as a waiver of such provision or option and shall in no way affect that Party’s right to enforce such provision or exercise such option. No waiver of any provision hereof shall be deemed to be, or shall constitute, a waiver of any other provision, or with respect to any succeeding breach of the same provision.

11.5	Governing Law; Arbitration.

11.5.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of England, without giving effect to the rules respecting its conflicts of law principles.

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11.5.2	All disputes, controversies, claims or difference arising out of, or in connection with this Agreement, or a breach hereof, shall be finally settled by arbitration in Hong Kong in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted by an arbitration board consisting of three arbitrators. Each Party shall appoint one arbitrator and the two appointed arbitrators shall appoint a third arbitrator who shall serve as the chairman of the arbitration board. The award rendered by the arbitrators shall be final and binding upon the Parties. Each Party consents to service of process with respect to any such dispute by any method of notice specified in Section 11.3 above. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is expressly excluded.

11.6	Export Controls. Neither Party shall commit any act or cause any person to commit any act which would violate any applicable export control laws, rules or regulations, and each Party will take any and all actions within its ability to assure compliance with such laws, rules or regulations. The Parties shall not, directly or indirectly, export, re-export or transship the Product and/or technical data for such Product in violation of any applicable export control laws promulgated and administrated by the government of any country having jurisdiction over the Parties or the transactions contemplated herein.

11.7	Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and this Agreement shall be construed as if such portion had not been included herein, provided however, if the deletion of such provision materially impairs the commercial value of this Agreement to either Party, the parties shall attempt to renegotiate such provision in good faith.

11.8	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either Party which is not expressly set forth in this Agreement.

11.9	Assignment. Either Party may assign or otherwise transfer this Agreement to its successor in the event of a change of control of such Party or to the purchaser of substantially all of the assets of a Party. Except as provided in the preceding sentence, neither Party shall have the right to assign or otherwise transfer this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other Party.

11.10	Successors. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and assigns.

11.11	Headings. The headings used in this Agreement are for convenience of reference only and shall not affect the meaning or construction of this Agreement.

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11.12	Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter references shall include and refer also to the others, unless the context otherwise requires.

11.13	Language. The official language of this Agreement is English. All contract interpretations, notices and dispute resolutions shall be in English. Any attachments or amendments to this Agreement shall be in English. Translations of any of these documents shall not be construed as official or original versions of such documents.

11.14	Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

DC Chemical Co., Ltd.

By:
Name:
Title:

SunPower Philippines Manufacturing, Ltd.

By:
Name:	Tom Werner
Title:	CEO

By:
Name:	P.M. Pai
Title:	Chief Operating Officer

By:
Name:	Jon Whiteman
Title:	Vice President, Strategic Supply

Schedule 1

Specifications

Species	Maximum Concentration
Acceptor (B, Al)	0.1 ppba
Donor (P, Sb, As)	5.0 ppba
Carbon	0.5 ppma

Bulk Metals (Total)	Maximum Concentration
Fe, Cu, Ni, Cr, Zn, Na	15.0 ppbw

Surface Metals Total Surface Metals	Maximum Concentration 30.0 ppbw

Iron (Fe)	10.0 ppbw

Chromium (Cr)	2.0 ppbw

Nickel (Ni)	2.0 ppbw

Sodium (Na)	15.0 ppbw

Zinc (Zn)	4.0 ppbw

Aluminum (Al)	10.0 ppbw

Copper (Cu)	2.0 ppbw

Potassium (K)	10.0 ppbw

Product Size Distribution

Size	Quantity
< 5 mm	< 1 % by weight
5 – 45 mm	max. 25 % by weight
20 – 65 mm	max. 35 % by weight
10 – 150 mm	min. 75 % by weight

Packaging

Product is packaged in a virgin polyethylene (no additives) bag with a net weight of 5.0 kg +/- 0.5%. A double bag system is used to be compatible with clean room requirements.

Surface Condition: Product will be clean with no stains, discoloration or visible contaminants except the amorphous as below.

Popcorn contents : less than 15% in a package.

After production of 3 batches, SunPower shall convert it into ingot for evaluation and thereafter, the parties can, through mutual agreement, amend this Specifications in writing.

Exhibit A

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